EXHIBIT 99

                              COMMSCOPE, INC.
                  EXHIBIT 99 - FORWARD-LOOKING INFORMATION

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The Company's Form 10-K for the year ended December 31, 1998, the Company's Annual Report to Stockholders, any Form 10-Q or Form 8-K of the Company, or any other oral or written statements made by or on behalf of the Company, may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "think", "designed to," "foreseeable future," "believe," "believes" and "scheduled" and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     The actual results of the Company may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to, (a) the general political, economic and competitive conditions in the United States and other markets where the Company operates; (b) changes in capital availability or costs, such as changes in interest rates, market perceptions of the industry in which the Company operates, or security ratings; (c) employee workforce factors; (d) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities and Exchange Commission; (e) potential disruption from the "Year 2000" problem, and the factors set forth below.

FACTORS RELATING TO THE DISTRIBUTION

     General Instrument Corporation (i) transferred all the assets and liabilities relating to the manufacture and sale of broadband communications products used in the cable television, satellite, and telecommunications industries to its wholly-owned subsidiary NextLevel Systems, Inc. ("NextLevel Systems") and all the assets and liabilities relating to the manufacture and sale of coaxial, fiber optic and other electronic cable used in the cable television, satellite and other industries to the Company (then a wholly-owned subsidiary of GI) and (ii) then distributed all of the outstanding shares of capital stock of each of NextLevel Systems and the Company to its stockholders on a pro rata basis as a dividend (the "Distribution"), in a transaction that was consummated on July 28, 1997. Immediately following the Distribution, General Instrument Corporation changed its name to General Semiconductor, Inc. General Instrument Corporation prior to the Distribution is herein referred to as "GI" and following the Distribution is referred to herein as "General Semiconductor". On February 2, 1998, NextLevel Systems changed its name to General Instrument Corporation.

     The  Distribution  Agreement,  dated as of June 12,  1997,  among  the
Company, NextLevel Systems and GI (the "Distribution Agreement") and certain other agreements executed in connection with the Distribution (collectively, the "Ancillary Agreements") allocate among the Company, General Instrument Corporation, and General Semiconductor and their respective subsidiaries responsibility for various indebtedness, liabilities and obligations. It is possible that a court would disregard this contractual allocation of indebtedness, liabilities and obligations among the parties and require the Company or its subsidiaries to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or was unable to pay or perform any of its allocated obligations.

     Pursuant to the Distribution Agreement and certain of the Ancillary Agreements, the Company has agreed to indemnify the other parties (and certain related persons) from and after consummation of the Distribution with respect to certain indebtedness, liabilities and obligations, which indemnification obligations could be significant.

     Although GI has received a favorable ruling from the Internal Revenue Service, if the Distribution were not to qualify as a tax free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended, then, in general, a corporate tax would be payable by the consolidated group of which GI was the common parent based upon the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock. The corporate level tax would be payable by General Semiconductor and could substantially exceed the net worth of General Semiconductor. However, under certain circumstances, the Company and General Instrument Corporation have agreed to indemnify General
Semiconductor for such tax liability. In addition, under the consolidated return rules, each member of the consolidated group (including the Company and General Instrument Corporation) is severally liable for such tax liability.

LEVERAGE; CERTAIN RESTRICTIONS UNDER CREDIT FACILITIES

     The Company is substantially leveraged. The degree to which the Company is leveraged could have important consequences, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions, general corporate purposes or other purposes may be impaired;
(ii) a portion of the Company's and its subsidiaries' cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness; (iii) the Credit Agreement, dated as of July 23, 1997, among CommScope, Inc. of North Carolina, a wholly owned subsidiary of the Company, certain banks, and The Chase Manhattan Bank, as Administrative Agent, contains certain restrictive financial and operating covenants, including, among others, requirements that the Company satisfy certain financial ratios; (iv) a significant portion of the Company's borrowings are at floating rates of interest, causing the Company to be vulnerable to increases in interest rates; (v) the Company's degree of leverage may make it more vulnerable to a downturn in general economic conditions; and (vi) the Company's degree of leverage may limit its flexibility in responding to changing business and economic conditions.

     In addition, in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, a court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and to require that the stockholders return the special dividend (in whole or in part) to General Semiconductor or require the Company to fund certain liabilities of General Semiconductor and General Instrument Corporation for the benefit of creditors.

DEPENDENCE OF THE COMPANY ON THE CABLE TELEVISION INDUSTRY AND CABLE TELEVISION CAPITAL SPENDING

     The majority of the Company's revenues come from sales to the cable television industry. Demand for the Company's products depends primarily on capital spending by cable television operators for constructing, rebuilding or upgrading their systems. The amount of this capital spending, and, therefore, the Company's sales and profitability will be affected by a variety of factors, including general economic conditions, acquisitions of cable television operators by non-cable television operators, cable system consolidation within the industry, the financial condition of domestic cable television operators and their access to financing, competition from satellite and wireless television providers and telephone companies, technological developments and new legislation and regulation of cable television operators. There can be no assurance that cable television capital spending will increase from historical levels or that existing levels of cable television capital spending will be maintained.

     In recent years, cable television capital spending has also been affected by new legislation and regulation, on the federal, state and local level, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. During 1993 and 1994, the Federal Communications Commission (the "FCC") adopted rules under the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), regulating rates that cable television operators may charge for lower tiers of service and generally not regulating the rates for higher tiers of service. In 1996, the Telecommunications Act of 1996 (the "Telecom Act") was enacted to eliminate certain governmental barriers to competition among local and long distance telephone, cable television, broadcasting and wireless services. The FCC is continuing its implementation of the Telecom Act which, when fully implemented, may significantly impact the communications industry and alter federal, state and local laws and regulations regarding the provision of cable and telephony services. Among other things, the Telecom Act eliminates substantially all restrictions on the entry of telephone companies and certain public utilities into the cable television business. Telephone companies may now enter the cable television business as traditional cable operators, as common carrier conduits for programming supplied by others, as operators of wireless distribution systems, or as hybrid common carrier/cable operator providers of programming on so-called "open video systems." The economic impact of the 1992 Cable Act, the Telecom Act and the rules thereunder on the cable television industry and the Company is still uncertain.

     Although the domestic cable television industry is comprised of approximately 11,200 cable systems, a small number of cable television operators own a majority of cable television systems and account for a majority of the capital expenditures made by cable television operators. The loss of some or all of the Company's principal cable television customers could have a material adverse effect on the business of the Company.

TELECOMMUNICATIONS INDUSTRY COMPETITION AND TECHNOLOGICAL CHANGES AFFECTING THE COMPANY

     Many of the markets that the Company serves are characterized by advances in information processing and communications capabilities which require increased transmission speeds and greater capacity ("bandwidth") for carrying information. These advances require ongoing improvements in the capabilities of wire and cable products. The Company believes that its future success will depend in part upon its ability to enhance existing products and to develop and manufacture new products that meet or anticipate such changes. The failure to introduce successful new or enhanced products on a timely and cost-competitive basis could have an adverse impact on the Company's operations and financial condition.

     Fiber optic technology presents a potential substitute for the products that comprise the majority of the Company's sales. To date, fiber optic cables have penetrated the cable television and local area network ("LAN") markets served by the Company in high-bandwidth point-to-point and trunking applications. Fiber optic cables have not, to date, significantly penetrated the local distribution and residential application markets served by the Company because of the high relative cost of electro-optic interfaces and the high cost of fiber termination and connection. At the same time, advances in data transmission equipment and copper cable technologies have increased the relative performance of copper-based cables which are the Company's principal product offerings. However, a significant decrease in the cost of fiber optic systems could make such systems superior on a price/performance basis to copper systems. While the Company is a fiber optic cable manufacturer and supplier to a small portion of the cable television market and certain specialty markets, such a significant decrease in the cost of fiber optic systems would likely have an adverse effect on the Company.

COMPETITION

     The Company's coaxial, fiber optic and electronic cable products compete with those of a substantial number of foreign and domestic companies, some with greater resources, financial or otherwise, than the Company, and the rapid technological changes occurring in the telecommunications industry could lead to the entry of new competitors. Existing competitors' actions and new entrants may have an adverse impact on the Company's sales and profitability. The Company believes that it enjoys a strong competitive position in the coaxial cable market because of its position as a low-cost, high-volume coaxial cable producer and its reputation as a high-quality provider of state-of-the-art cables, along with its strong orientation toward customer service. However, there can be no assurance that the Company will continue to compete successfully with its existing competitors or that it will be able to compete successfully with new competitors.

IMPACT OF PRICE FLUCTUATIONS OF RAW MATERIALS ON THE COMPANY; SOURCES OF RAW MATERIALS

     Fabricated aluminum, plastics, bi-metals, copper and optical fiber are the principal raw materials purchased by the Company, and the Company's profitability may be affected by changes in the market price of these materials (which are linked to the commodity markets). Although the Company has generally been able to pass on increases in the price of these materials to its customers, there can be no assurance that the Company will be able to do so in the future. Additionally, significant increases in the price of the Company's products due to increases in the cost of raw materials could have a negative effect on demand for the Company's products.

     A significant portion of the Company's raw material purchases are bi-metallic center conductors for coaxial cables, nearly all of which are purchased from Copperweld Corporation under a long-term supply arrangement expiring in March 2000. However, the Company recently acquired the clad wire fabrication equipment and technology of Texas Instruments Incorporated for manufacturing copper-clad aluminum wire and copper-clad steel wire. At full capacity, this acquisition will give the Company the ability to produce a significant portion of the bi-metal center conductors used by the Company. In addition to bi-metallic wires, fine aluminum wire, which is a smaller raw material purchase than bi-metallic wire, is purchased primarily from a single source. However, the Company also intends to pursue fine wire drawing to produce braid wires for flexible coaxial cables. Neither of
these  major  raw  materials  could  be  readily   replaced  in  sufficient
quantities if all supplies from the respective primary sources were disrupted for an extended period and the Company was unable to vertically integrate the production of these products. Additionally, fluorinated-ethylene-propylene (FEP) is the primary raw material used throughout the industry for producing flame-retarding cables for LAN applications. There are few worldwide producers of FEP and market supplies have been periodically limited over the past several years. Availability of adequate supplies of FEP will be critical to future LAN cable sales growth.

INTERNATIONAL OPERATIONS

     Management remains guarded about the near-term outlook for international sales. During 1998, international sales decreased by approximately 30%, or $60.6 million, compared to 1997, due to monetary crises in key overseas markets, including the Pacific Rim and South America. Excluding the Seneffe acquisition, which is expected to provide approximately 5% sales growth in 1999, management expects 1999 international sales to be relatively unchanged compared to 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." However, in the long run, the Company's management believes that continued growth in international markets, including the developing markets in Asia, the Middle East and Latin America, and the expected privatization of the telecommunications structure in many European countries, represent significant future opportunities. However, the Company cannot predict with certainty the outlook for international sales in 1999 and beyond due to unpredictable political and economic uncertainties.

     International operations are subject to the usual risks inherent in sales abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the laws and policies of the United States affecting trade, foreign investment and loans, and foreign tax laws.

ENVIRONMENT

     The Company is subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. The Company's manufacturing facilities are believed to be in substantial compliance with current laws and regulations. Compliance with current laws and regulations has not had and is not expected to have a material adverse effect on the Company's financial condition.

     The Company's present and past facilities have been in operation for many years, and over that time in the course of those operations, such facilities have used substances which are or might be considered hazardous, and the Company has generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that additional environmental issues may arise in the future which the Company cannot now predict.